Exhibit 99.1

June 30, 2023

Liberty Media Corporation Announces Proposed Dates for Split-Off of Atlanta Braves Holdings and Reclassification of Tracking Stocks

Announces Record Date, Distribution Date and Expected Ex-Dividend Date for Distribution of Atlanta Braves Holdings Series C Common Stock to Holders of Liberty Formula One Common Stock

ENGLEWOOD, Colo.—(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) announced that it expects to complete the previously announced redemptive split-off of Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”), which will be the owner of the Atlanta Braves Major League Baseball Club and its associated real estate development project (the “Split-Off”), on July 18, 2023 after market close. Liberty Media also announced that it expects to complete the previously announced reclassification of Liberty Media’s existing common stock and the creation of the new Liberty Live common stock (the “Reclassification”) on August 3, 2023 after market close. Both the Split-Off and Reclassification are subject to, among other things, the approval of Liberty Media’s stockholders at the previously announced special meeting of stockholders to be held on July 17, 2023 and the receipt of certain other approvals and tax opinions.

At the effective time of the Split-Off, Liberty Media will redeem each share of its Liberty Braves common stock in exchange for one share of the corresponding series of Atlanta Braves Holdings common stock. There is no record date for the Split-Off, and holders of Liberty Braves common stock at the effective time of the Split-Off on July 18, 2023 will receive shares of Atlanta Braves Holdings common stock in the Split-Off.

Trading Information

Liberty Media expects that the last day of trading in Liberty Media’s Series A, B and C Liberty Braves common stock will be July 18, 2023. Liberty Media also expects that Atlanta Braves Holdings Series A and C common stock will begin trading on the Nasdaq Stock Market and Atlanta Braves Holdings Series B common stock will begin quotation on the OTC Markets on July 19, 2023. Atlanta Braves Holdings common stock is expected to trade under the ticker symbols “BATRA,” “BATRB” and “BATRK” (subject to any temporary trading symbols that may be required by Nasdaq).

Liberty Media has notified Nasdaq of its intention to voluntarily delist from the Nasdaq Global Select Market and deregister the shares of Series A and Series C Liberty Braves common stock and its intention to request that Nasdaq file appropriate forms with the Securities and Exchange Commission (“SEC”) on or about July 18, 2023. Liberty Media has also notified the OTC Markets of its intention to remove from quotation the shares of Series B Liberty Braves common stock. As a result, Liberty Media expects Liberty Braves common stock will cease to trade or be quoted on Nasdaq or the OTC Markets, as applicable, following market close on July 18, 2023.

At the effective time of the Reclassification expected after market close on August 3, 2023, each outstanding share of Liberty SiriusXM common stock will be reclassified into one share of the corresponding series of new Liberty SiriusXM common stock and 0.2500 of a share of the corresponding series of new Liberty Live common stock, and each outstanding share of Liberty Formula One common stock will be reclassified into one share of the corresponding series of new Liberty Formula One common stock and 0.0428 of a share of the corresponding series of new Liberty Live common stock. Liberty Live common stock is expected to trade on Nasdaq or be quoted on the OTC Markets under the ticker symbols “LLYVA,” “LLYVB” and “LLYVK” and new Liberty SiriusXM common stock and new Liberty Formula One common stock are expected to continue trading on Nasdaq or be quoted on the OTC Markets under the same ticker symbols as prior to the Reclassification (subject to any temporary trading symbols that may be required by Nasdaq). There is no record date for the Reclassification, and holders of Liberty SiriusXM common stock and Liberty Formula One common stock at the effective time of the Reclassification on August 3, 2023 will receive shares of the new tracking stocks in the Reclassification.

Formula One Distribution

Additionally, Liberty Media today announced that a duly authorized committee of its Board of Directors has declared a special dividend to effect Liberty Media’s previously announced intention to distribute approximately 6.8 million shares of Atlanta Braves Holdings Series C common stock used to settle the Braves Group intergroup interest attributed to the Formula One Group (the “Formula One Distribution Shares") to holders of Liberty Formula One common stock in connection with the Split-Off (the “Formula One Distribution”). The Formula One Distribution will occur at 5:00 p.m., New York City time, on July 19, 2023 (the “distribution date”). The Formula One Distribution Shares will be distributed on a pro rata basis to holders of record of Liberty Formula One common stock as of 5:00 p.m., New York City time, on July 13, 2023 (the “record date”); provided that with respect to holders of Liberty Formula One common stock who hold such shares in “street name” through a broker, bank or other nominee, such holders must hold their shares of Liberty Formula One common stock on the distribution date to receive the Formula One Distribution Shares.

The expected ex-dividend date for the Formula One Distribution will be July 20, 2023, which is the first trading date following the distribution date. As a result of “due bill” trading procedures, it is expected that those persons acquiring shares of Liberty Media's Series A, Series B and Series C Liberty Formula One common stock in the market and continuing to hold such shares through July 19, 2023 will be entitled to receive their pro rata portion of the Formula One Distribution Shares in the Formula One Distribution. Assuming the ratio for the Formula One Distribution was calculated as of June 6, 2023, each holder of a share of Liberty Formula One common stock is estimated to receive 0.028979133 of a share of Atlanta Braves Holdings Series C common stock. In the Formula One Distribution, each holder of a share of Liberty Formula One common stock will receive a fraction of a share of Atlanta Braves Holdings Series C common stock for each share of Liberty Formula One common stock equal to the quotient (rounded down to nine decimal places) of (x) the number of Formula One Distribution Shares (approximately 6.8 million shares) divided by (y) the aggregate shares of Liberty Formula One common stock issued and outstanding as of the record date. Cash will be paid in lieu of any fractional Formula One Distribution Shares. The Formula One Distribution is conditioned upon, among other things, the approval and effectiveness of the Split-Off and one day of “regular way” trading of the Atlanta Braves Holdings Series C common stock on the Nasdaq Stock Market. Holders of Liberty Formula One common stock should contact their broker or other nominee for additional details or questions regarding cash in lieu payments.

Liberty Media expects the shares of Liberty Formula One common stock to be subject to a “chill” with respect to any depositary or withdrawal services through the Depository Trust Company commencing as of 5:00 p.m., New York City time, on the record date and ending as of 5:00 p.m., New York City time, on the distribution date.

Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the proposed Split-Off, Formula One Distribution and Reclassification, the proposed timing of the Split-Off, Formula One Distribution and Reclassification and other matters that are not historical facts. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed Split-Off, Formula One Distribution and Reclassification. These forward-looking statements speak only as of the date of this communication, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media subsequently files with the SEC, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this communication.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty Media or Atlanta Braves Holdings. The proposed offer and issuance of shares of common stock of Liberty Media or Atlanta Braves Holdings, as applicable, in the Split-Off, the Formula One Distribution and Reclassification will be made only pursuant to each company’s respective effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statements, including the joint proxy statement/prospectus forming a part thereof regarding the Split-Off, Reclassification and Formula One Distribution, and any other relevant documents filed as exhibits therewith, as well as any amendments or supplements to those documents, because they will contain important information about the Split-Off, the Reclassification and the Formula One Distribution. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (877) 772-1518.

Participants in a Solicitation

Liberty Media and Atlanta Braves Holdings and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the Split-Off and Reclassification. Information regarding the directors and executive officers of Liberty Media and Atlanta Braves Holdings and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, are available in the definitive proxy materials with respect to the Split-Off and Reclassification filed with the SEC. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. Free copies of these proxy materials from Liberty Media may be obtained as indicated above.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation’s subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation
Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation